Exhibit 10.1

Separation Agreement, General Release, and Consulting Agreement

This Separation and Consulting Agreement (“Agreement”) is made between you, Richelle Burr, and Photronics, Inc. (the “Company”), and sets forth the terms of your separation from employment with the Company and subsequent consulting arrangement with the Company. This Agreement will become effective upon the “Effective Date” as specified in Section 1l(h), below. Once effective, this Agreement will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. Throughout this Agreement, the term the “Company’’ includes all of the Company’s affiliates and related entities, and all successors and assigns of all of the foregoing.

1.           Separation Date.
(a)        You and the Company agree that you have retired from your employment with the Company effective September 30, 2024 (the “Separation Date”). Effective as of the Separation Date, you hereby resign from all Company-related positions, including as an employee, officer, and director of any entity included in or related to the “Company.” In connection with your termination of employment, the Board of Directors of the Company (the “Board”) has agreed to provide the payments and benefits described herein. You agree to cooperate with the orderly transition of your responsibilities.

(b)        During the period commencing on the Separation Date through January 15, 2025, in consideration for the continued vesting of your restricted stock awards as described below, you agree to be reasonably available to the Company as a consultant to respond to questions and otherwise assist with the transition of your duties, as requested by the Board or Chief Executive Officer of the Company, as provided in Section 5(d).
2.           Post-Separation Benefits and Payments.
(a)        Eligibility. Provided that you (i) separate from employment on the Separation Date, (ii) sign and do not revoke this Agreement, including the waiver and release of claims in favor of the Company and the restrictive covenants contained in it, and (iii) remain in compliance with the terms of this Agreement, the Company agrees to provide you with the payments and benefits set forth in Section 2(b) below.
(b)         Subject to satisfying the eligibility criteria in Section 2(a), above, the Company agrees to provide you with the following payments and benefits (collectively referred to as the “Benefits”):

(i)       Payments.
(1)        The Company will pay a gross amount of $516,086, less applicable tax withholding, paid in 26 biweekly installments over a twelve month period in accordance with the Company’s normal payroll practices, which shall be treated as wages subject to applicable taxes and withholding (and reported on your IRS Form W-2), beginning with the Company pay period following the Effective Date of the Agreement.

(2)        Subject to your timely election of health care continuation coverage under COBRA, the Company will pay the monthly COBRA premium to continue your participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan), provided that you are eligible and remain eligible for COBRA coverage, for the period commencing on the Separation Date and ending on the earlier of (i) the date that is 12 months following the Separation Date or (ii) the date your COBRA coverage ceases for any reason. If your COBRA coverage ceases because the Company and its successors and affiliates cease to maintain a group health plan while you otherwise remain eligible for the Company payment of COBRA premiums under this subsection, the Company will pay you a lump sum payment (within 30 days after your COBRA coverage ceases) equal to the remaining monthly COBRA payments for the 12 month period following the Separation Date. The Company’s payment of the COBRA premiums, or aforementioned lump sum payment, is wages subject to applicable taxes and withholding (and reported on your IRS Form W-2).
(ii)      Legal Fees. Subject to and no later than thirty (30) days after you certify in writing to the Company that you have incurred and paid an amount equal to at least Fifty-Thousand Dollars ($50,000) in attorneys’ fees for legal services rendered to you in connection with your employment since May 16, 2024 (and provide appropriate documentation of such expenses), the Company shall reimburse you in the amount of Fifty-Thousand Dollars ($50,000) on a Form 1099 basis.

(iii)     Continued Vesting of Restricted Stock Awards. From the period beginning on the Separation Date through January 15, 2025, you will continue to vest in your outstanding restricted stock awards (as listed below), provided that you comply with the terms of this Agreement, the consulting obligations set forth herein and the noncompetition and nonsolicitation under your employment agreement with the Company dated May 21, 2010 (the “Employment Agreement”). The restricted stock awards will be subject to applicable tax withholding upon vesting, and the Company will satisfy federal, state, and local tax withholding obligations through net settlement upon vesting in accordance with applicable law. The restricted stock awards that are eligible for vesting under this Section are the following: grant numbers 2016RSAOGA dated January 2, 2021 in the amount of 8,750 shares, 2016RSAOGA dated January 3, 2022 in the amount of 10,000 shares, 2016RSAOGA dated January 3, 2023 in the amount of 15,000 shares, and 2016RSAOGA dated January 3, 2024 in the amount of 15,000 shares. You acknowledge that, except as expressly described above, there shall be no accelerated or other vesting of your equity awards, and all unvested equity awards will be forfeited as of the Separation Date.

(c)        Other Payments. Regardless of whether you sign this Agreement, the Company will pay you for: (i) any earned but unpaid base salary through the Separation Date; (ii) any previously submitted expense reports, subject to proper documentation; and (iii) any accrued but unpaid vacation pay, according lo the Company’s applicable vacation policy through the Separation Date (for the avoidance of doubt, you have 190 accrued but unused vacation hours as of September 16, 2024).

(d)       Benefits Termination. For purposes of any benefits provided under any benefit plan sponsored by the Company, your employment will terminate on the Separation Date, and benefits will cease the Separation Date (other than health benefits that continue through the month in which the Separation Date occurs), consistent with the terms of the applicable benefit plans. You will receive information, under separate cover, regarding your rights under the COBRA health coverage continuation provisions of applicable law, as well as timeframes necessary for continuations, conversions, and/or distribution of benefits under the Company’s benefit programs after your employment terminates. Any vested benefits will be payable according to the terms of the applicable benefit plans. The Company reserves the right, in its sole discretion, to change or discontinue its benefit plans at any time, with or without prior notice. You may exercise any vested stock options during the 30 days following the Separation Date (but in no event later than the expiration date of the term of the applicable option) according to the terms of the applicable option agreement. You acknowledge and agree that you are not now nor will in the future be entitled to any further equity awards or incentive payments from the Company.

(e)        Unemployment Compensation. The Company agrees not to contest any application for unemployment compensation benefits that you might make, if any, provided that the Company may respond truthfully to requests for information from the State of Connecticut Labor Department, and further provided that you understand and acknowledge that the State of Connecticut Labor Department, and not the Company, determines eligibility for unemployment compensation benefits.
3.           General Release of Claims. You, on behalf of yourself, your heirs, successors and assigns, voluntarily and of your own free will, hereby forever release, discharge and hold harmless, to the fullest extent permitted by law, the Company and it parents, subsidiaries and affiliates, and each of their current and former, trustees, officers, directors, board members, shareholders, partners, members, employees, representatives, joint venturers, joint employers, benefit plans, fiduciaries and administrators, insurers, attorneys and agents, and each of their predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that you had, have or may have against the Company and the Released Parties, or any of them, arising from any act, event or omission which has occurred up through the date you execute this Agreement. This general release includes, but is not limited to, claims under the following statutes, as amended: the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Separation Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Connecticut Fair Employment Practices Act, Connecticut Human Rights and Opportunities Act, the Connecticut Fair Employment Practices Act, the Connecticut Wage and Hour Statutes (to the maximum extent permissible under law), the Connecticut Family and Medical Leave Act, Connecticut General Statutes Section 31-51m, Connecticut General Statutes Section 31-51q, any and all applicable Connecticut and any other state’s anti-discrimination and related statutes or any common law, as well as any claims arising under any federal, state or local fair employment practices statutes, regulations, or ordinances, wrongful termination claims, breach of contract claims, including arising out of the Employment Agreement, discrimination claims, harassment claims, retaliation claims, accommodation or disability claims, claims for unpaid wages, bonus, equity, or other compensation, claims under any benefit, retirement, equity. health, commission or other benefit plan or program, whistleblower claims (to the fullest extent they may be released under applicable law), defamation, personal injury, negligence, or other tort claims, and claims damages, interest, premiums, penalties, for attorneys’ fees and costs. Notwithstanding the foregoing general releases, you acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Agreement are related to sexual harassment or sexual abuse.

For the purpose of implementing a full and complete release, you hereby expressly waive all rights and benefits you may have under this section, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind, and acknowledge that the release set forth in this Agreement is intended to include the discharge of all claims which you do not know or suspect to exist at the time this Agreement is effective. You agree and acknowledge that this is a knowing and voluntary waiver. You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this agreement which if you had known, may have affected your decision to sign this Agreement; however, you hereby settle and release all of the claims that you have or may have against the Company and the Released Parties including arising out of such additional or different facts.

You understand and acknowledge that you are hereby waiving and releasing any age claims or rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have the periods described in Section 11 below to sign and revoke this Agreement.

Notwithstanding the foregoing, the Company acknowledges and agrees that you are not waiving or otherwise releasing your rights to (i) any payments, obligations, rights or benefits expressly provided for in this Agreement that are to survive the Effective Date or Separation Date; (ii) any of your vested benefits under any benefit plan of the Company in which you participated, the rights to which are governed by the terms of the applicable plan documents and/or award agreement, (iii) any claims you might have for unemployment or workers’ compensation benefits, (iv) any medical claim incurred during your employment and/or up through and including the Effective Date of this Agreement that is payable or might become payable under any applicable medical plans or a Company-insured liability plan, (v) claims arising based on facts or occurrences which occur after the Effective Date of this Agreement, (vi) any of your rights to indemnification, advancement or any insurance coverage and defense rights under the Company’s by-laws, governing documents, applicable law and/or under any of the Company’s directors and officers insurance policies with respect or otherwise applicable to your service as an employee or officer of the Company, or (vii) claims that are not otherwise waivable under applicable law. For the avoidance of doubt, any and all of your above referenced rights shall be preserved.
4.          Release by Company. The Company hereby forever releases, discharges and holds you harmless, to the fullest extent permitted by law, from all claims, causes of action, contracts, agreements, legal obligations, liabilities, attorneys’ fees, costs, and debts, known and unknown, asserted and unasserted, which the Company has, had, or may have, if any, against you as of the Effective Date of this Agreement.

5.           Continuing Obligations.
(a)        Non-Competition and Non-Solicitation. The provisions of Sections 8(a)-(e) of the Employment Agreement shall be deemed incorporated herein by reference and shall be enforceable by the Company to the extent permitted by applicable law.

(b)         The parties agree that, except as permitted by Section 7,
(i)       You shall not, directly or indirectly, at any time make, publish or communicate, or cause, direct, induce, or encourage any other person, entity, or other third party to make, publish, or communicate, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely to harm the reputation of, embarrass, humiliate, or otherwise cause or contribute to their being held in disrepute, the Released Parties.

(ii)     The Company agrees that it will instruct the current members of the Board of Directors and the Company’s Section 16 Officers to refrain from directly or indirectly making, publishing, communicating, or causing, directing, inducing, or encouraging any other person, entity, or other third party to make, publish, or communicate, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely to harm the reputation of, embarrass, humiliate, or otherwise cause or contribute to their being held in disrepute, you.
(iii)    You shall direct any inquiries by potential future employers to the Company’s head of human resources, who shall use its best efforts to provide only your last position and dates of employment.
(c)         Duty of Cooperation. You agree to cooperate with the Company and its counsel during and after the Separation Date and you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, pending or threatened litigation matters, inquiries, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written or verbal declarations or statements, and other similar activities. You agree to provide full and accurate information to the Company and its counsel with respect to any matter that relates to issues or events that you may have knowledge or information about.  The Company agrees to reimburse you for any reasonable out-of-pocket travel and similar expenses incurred by you in connection with such cooperation in accordance with its expense reimbursement policy and mutually agreed upon in advance by you and the Company.
(d)         Consulting Agreement. At the Company’s request in order to help facilitate the orderly transition of your General Counsel function at the Company, from the Separation Date through January 15, 2025, you agree to make yourself reasonably available to the Company in a consulting capacity on an independent contractor basis to consult on matters relating to the transition of your General Counsel function, but only if so requested in writing by the Chief Executive Officer of the Company (the “CEO”) in their sole discretion; provided however, that such consulting services shall be performed by you remotely and shall not exceed ten hours per week, absent a subsequent written agreement between you and the Company agreeing otherwise. The Company agrees to pay you $295 per hour for any consulting services that you might perform under this Section 5(d) at the written request of the CEO, as well as to reimburse you for your reasonable and necessary out-of-pocket expenses incurred by you in connection with your furnishing any such consultation services at the written request of the CEO, in accordance with the Company’s expense reimbursement policy and as mutually agreed upon in advance by you and the CEO in writing. The Company shall not pay you for testimony in any proceeding or other cooperation described in Section 5(c) above. All consulting services shall be provided as an independent contractor, and you shall be responsible for all taxes relating to such services.

(e)         Confidentiality; Proprietary and Trade Secret Information. You acknowledge and agree that during your employment with the Company, you had access to confidential, proprietary and trade secret information about the Company, its employees, customers and clients, which derives economic value from not being otherwise known to the general public (hereafter “Confidential Information and Trade Secrets’’). Confidential Information and Trade Secrets provide a competitive advantage to the Company specifically because it would be valuable to a competitive entity if disclosed. Confidential Information and Trade Secrets includes, but is not limited to, the identities, incomes, net worths, accounts, financial portfolios, contact information, personal and familial relationships, investments and/or other non-public information relating to the Company’s existing and prospective clients and customers, the salaries, specific duties, and other non-public information relating to the company’s employee, and the Company’s business plans, strategies, products, pricing, computer programs, computer software, source codes, systems, databases, methods of operation, financial models, investments and other business transactions, policies and procedures. You understand that the Company has obligations to protect the confidentiality of this information and that such obligations extend to you, both during and after your employment with the Company ends for any reason. You acknowledge and agree that the improper use or disclosure of the Company’s Confidential Information and Trade Secrets would cause immediate and irreparable damage to the Company’s business. Subject to the exceptions set forth below in Section 7 (which are incorporated into this paragraph by reference) and understanding that nothing in this Section 5(e) or this Agreement limits your ability to disclose any information (including Confidential  Information and Trade Secrets) to any self-regulatory organization or any other governmental, law enforcement, or regulatory authority in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law (as more fully set forth in Section 7 below), you acknowledge and agree that (i) you shall not directly or indirectly, alone or in concert with or on behalf of others, use, publish or otherwise disclose any aspect of the Company’s Confidential Information and Trade Secrets to any person or entity outside the Company except pursuant to formal legal process or unless you first obtain the written approval of an authorized representative of the Company (and that if you are served with legal process involving the Company, you agree to notify immediately an appropriate representative of the Company’s legal department, unless such notice is prohibited by law); (ii) you shall deliver immediately at the Company’s request and to the custody of whatever person the Company shall designate all originals and copies of any documents or other material in your possession, custody, or control containing or embodying Confidential Information and Trade Secrets, and any derivatives, summaries and excerpts created therefrom, in any form whatsoever, including but not limited to hard copy documents and information housed in or on Company-owned electronic devices or equipment, or devices or equipment owned by you or to which you have access, or any third party or cloud storage utilized by you or on your behalf; and (iii) you shall not otherwise utilize any of the Company’s Confidential Information and Trade Secrets to interfere with any relationship between the Company and any of the Company’s clients, prospective clients, or employees. To the extent that you are unaware or unsure of whether certain information constitutes Confidential Information and Trade Secrets, you agree to consult with an authorized senior management representative of the Company before utilizing the information.
(f)          Professional Responsibilities. You acknowledge and agree that you have been employed by the Company as General Counsel and in that role you (i) received attorney-client confidences belonging to the Company; (ii) advised the Company in a legal capacity, providing confidential advice that was protected by the attorney-client privilege, the work-product privilege, and other applicable privileges; (iii) were responsible for advising the Company on, among other matters, potential, possible, or actual violations of law, regulations, and Company policies; (iv) owed the Company certain ethical obligations, including as set forth in the Connecticut Rules of Professional Conduct (the “Rules”); and (v) continue to owe the Company certain ethical obligations, including as set forth in the Rules. You further acknowledge and agree that the Company has not waived any applicable privileges with respect to any matters in which you were involved during the course of your tenure as General Counsel for the Company and that you are bound by the attorney-client privilege, as well as other applicable privileges, and the Rules, to maintain the confidentiality of information that you received in the course of your employment with and efforts to provide counsel to the Company. You further confirm that you will comply with your continuing confidentiality and other ethical obligations as a former attorney for the Company as applicable (including without limitation with respect to client confidences, the attorney-client privilege and attorney work product), and that your adherence to such confidentiality and ethical obligations are material terms of this Agreement. Except as permitted by Section 7 below, you acknowledge and agree that you shall not disclose or use any client confidences or Company information protected by the attorney-client privilege or as attorney work product for any reason or purpose unless you receive prior written authorization from an authorized representative of the Company.

(g)         Injunctive Relief. You acknowledge and agree that any breach by you of the continuing obligations set forth in this Section 5 will result in irreparable injury to the Company, and that monetary relief alone will be inadequate to redress such breach. You therefore agree that the Company will, in addition to any other remedy for relief available to it, be entitled to seek and obtain injunctive relief and other equitable remedies from a court of competent jurisdiction to prevent and/or restrain such breach.
6.          Return or Records and Equipment. On or before your Separation Date, you will return to the Company all documents, manuals, office equipment, credit cards and other things belonging to the Company which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with the Company, you agree to delete all property and information of the Company from such personal computing devices.

7.         Reports to Government Entities/Permitted Conduct. Nothing in this Agreement (including, without limitation, in Sections 3, 4, 5, or 6) or the Employment Agreement restricts or prohibits initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental, law enforcement, or regulatory authority, including without limitation the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, any other self-regulatory organization or any other governental, law enforcement, or regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You are not required to advise or seek permission from the Company before engaging in any such activity. Further, nothing in this Agreement shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Despite the foregoing, you are not permitted to reveal to any third-party, including an govemmental, law enforcement, or regulatory authority, information that you came to learn during the course of your employment with the Company that is protected from disclosure by an applicable privilege, including but not limited to the attorney-client privilege, attorney work product, doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. You are waiving your right to receive any individual monetary relief from the Company or any others covered by the General Release of Claims in Section 3 of this Agreement that results from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law. However, this Agreement does not impact your ability to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
8.           No Other Amounts Due. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that the Company has no obligation to pay any additional amounts, other than the payments and benefits described herein. Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated. You further acknowledge that the payments and benefits provided under this Agreement fully satisfy the Company’s obligations to provide benefits under the Employment Agreement and any other benefit plan of the Company which could provide severance or other similar benefits.

9.          Notices. Notices and all other communications provided for in this Agreement shall be delivered (a) to you, at the last address maintained in the Company’s records, and (b) to the Company, by delivering such notice or communications to the individual and at the address, including e-mail address, set forth below.

Photronics, Inc.
15 Secor Road, PO Box 5226
Brookfield, Connecticut 06804
Attn: Chief Financial Officer
Email: erivera@photronics.com

10.       Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to notify the Company in accordance with the notice provisions set forth in Section 9, above.
11.         ADEA Acknowledgement of Voluntariness and Time to Review and Revoke. You acknowledge that:

(a)         You have been advised to consult with an attorney with respect to this Agreement;
(b)         You have read and understand this Agreement;
(c)         You are signing this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, in order to release your claims against the Company in exchange for the Benefits, which, in the aggregate, are greater than you would have otherwise received;
(d)        You and/or your counsel received this Agreement on September 9, 2024, and you were offered at least 21 days to consider your choice to sign this Agreement, and to the extent you executed this Agreement before the expiration of the 21 days, you have done so voluntarily and knowingly without any inducement by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day period;

(e)        You understand that you can revoke this Agreement within seven days of signing it, and that the Agreement does not become effective until that seven-day period has passed;

(f)         To revoke this Agreement, you agree to notify the Company in accordance with the notice provisions set forth in Section 9 above;

(g)        You agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement; and
(h)         This Agreement will become effective and enforceable upon the expiration of the seven day revocation period provided you have not revoked this Agreement pursuant to this Section 11 (the “Effective Date”). If you fail to return an executed original to the Company in accordance with this Section 11 or you timely revoke your signature as set forth in this Section 11, this Agreement will be deemed automatically null and void, and you will not be eligible to receive the Benefits.
12.        Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or an exception. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service’’ under Section 409A of the Code, which the parties agree will occur upon the Separation Date. For purposes of Section 409A of the Code, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment. The Company makes no representation or warranty with respect to tax consequences of this Agreement, and the Company shall have no liability to you or any other person for any taxes or penalties imposed pursuant to Section 409A of the Code.

13.        General. You acknowledge that (a) this Agreement shall not be construed or used as, and is not evidence of, any admission by the Company or any of the other Released Parties of any violation of any federal, state or local statute, ordinance or regulation, any wrongdoing, or any duty allegedly owed by the Company to you; (b) this is a negotiated agreement; and (c) your signature on this Agreement is voluntary, deliberate and informed.

14.        Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

15.        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Connecticut, without reference to that jurisdiction’s choice of law rules.

16.         Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.

17.         Signature. If you choose to accept this Agreement, please sign the Agreement, and return this Agreement to the Company in accordance with the notice provisions set forth in Section 9 above, no later than 21 days after you receive this Agreement and on or after the Separation Date.

18.        Counterparts. This Agreement may be executed and signatures exchanged by facsimile or other electronic means and in any number or counterparts, each of which shall constitute an original, but all of which, when taken together, shall be considered one document. Electronic and digital format signatures (e.g., JPG, PDF) shall be considered as original signatures.

19.        Entire Agreement. This Agreement contains the full agreement between you and the Company and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof (including, but not limited to, the Employment Agreement, except for provisions of the Employment Agreement that are specifically incorporated herein). Any oral representation or modification concerning this Agreement shall be of no force or effect. You and the Company may extend the term of this Agreement by a written amendment signed by both you and the Company.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE ABOUT THIS AGREEMENT BEFORE YOU SIGN THE AGREEMENT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

You hereby AFFIRM AND ACKNOWLEDGE that you have read the foregoing Agreement, that you have had sufficient time and opportunity to review and discuss it with the attorney of our choice, that you have had any questions about the Agreement answered to your satisfaction, that you fully understand and appreciate the meaning of each of its terms, and that you are voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.
IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto agree to all terms of this Agreement as of the date of this signature.
Richelle Burr		Photronics, Inc.

/s/ Richelle Burr		/s/ Frank Lee

Date:	9/30/2024	By:	Frank Lee

		Title:	Chief Executive Officer

		Date	9/30/2024